Exhibit a(2)

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

Entertainment Gaming Asia Inc. Board of Directors Expresses No Opinion and

Remains Neutral with Respect to the Melco Tender Offer

Hong Kong, May 19, 2017 -- Entertainment Gaming Asia Inc. (Nasdaq: EGT) (the "Company") today announced that its Board of Directors (“Board”) has determined that it expresses no opinion and remains neutral toward the unsolicited cash tender offer by Melco International Development Limited (HKG: 0200) (“Melco”), through its wholly-owned subsidiary EGT Nevada Holding Inc. (“Offer”). Pursuant to the Offer, which was published on May 5, 2017, Melco seeks to acquire all outstanding shares of common stock, $0.001 par value, of the Company, other than the shares owned by Melco or its affiliates, at a price of $2.35 net per share.

On May 19, 2017, the Company filed with the Securities and Exchange Commission (“SEC”), and is mailing to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (“14D-9”). The 14D-9 explains the Board’s position of neutrality and the reasons therefor, and also provides certain information about: (a) the Company; (b) the Offeror and Melco; (c) actual or potential conflicts of interests on the part of the Board; and (d) additional information regarding the Offer. As more fully explained in the 14D-9, the Board has decided to remain neutral with respect to the Offer due to the significant overlap between the Board and the board of directors of Melco and its key subsidiaries. Because of these significant overlaps, the Board believes that, with the exception of the one director, all of the members of the Board have an actual or potential conflict of interest in evaluating the Offer. As a result, the Board believes each stockholder should make their own decision whether to accept or reject the Offer based upon each individual stockholder’s particular investment objectives and circumstances and their own consideration and evaluation of all of the Company’s publicly available information, including without limitation, the factors considered by the Board and described in Item 4. “The Solicitation or Recommendation” of the 14D-9.

The Company's stockholders are advised to carefully read and review the 14D-9 with respect to the Offer, including but not limited to, the factors considered by the Board and described in Item 4 “The Solicitation or Recommendation”, filed with the SEC on May 19, 2017. The Schedule 14D-9 is available to stockholders on the SEC website and will be mailed Company’s stockholders. The 14D-9 is also available on the Company’s web site at www.egt-group.investorroom.com under “Financials-SEC Filings”.

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Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia Inc. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks and uncertainties associated with Melco’s tender offer and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC and subsequently filed reports. The Company cautions readers not to place undue reliance on any forward-looking statements and it does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. On May 19, 2017, the Company filed a Solicitation/Recommendation Statement on Schedule 14D−9 with the SEC. The Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by the Company with respect to the Offer will be mailed to the Company’s stockholders. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov. The 14D-9 is also available on the Company’s web site at www.egt-group.investorroom.com under “Financials-SEC Filings”.